Exhibit 99.1
FINAL — FOR IMMEDIATE RELEASE

Editorial Contacts: Heidi Gilmore Segue Software, Inc. heidig@segue.com +1.781.402.1000	Erica Burns PAN Communications segue@pancomm.com +1.978.474.1900
SEGUE SOFTWARE REPORTS REVENUE AND PROFIT GROWTH
FOR THE THIRD QUARTER
Company Increases Profit Guidance for 2005 from $2.25 million to $2.7 million
LEXINGTON, MASS.—October 20, 2005—Segue Software, Inc. (NASDAQ-CM: SEGU), a leader in Software Quality Optimization™ (SQO™), today announced that net revenues for the third quarter ended September 30, 2005, totaled $9.1 million, an increase of 8% over the $8.4 million reported in the third quarter of 2004. Third quarter net income applicable to common shares increased 17% to $824,000, or $0.07 per diluted share, compared to $703,000, or $0.07 per diluted share, for the third quarter of 2004.
Net revenues for the nine months ended September 30, 2005, totaled $26.4 million, an increase of 8% over the $24.5 million reported for the first nine months of 2004. Net income applicable to common shares for the first nine months of 2005 increased 50% to $1.8 million, or $0.16 per diluted share, compared to $1.2 million, or $0.11 per diluted share, for the comparable period in 2004.
As of September 30, 2005, Segue posted deferred revenues of $10.5 million, had no long-term debt and enjoyed a strong cash position of $13.0 million, up from $9.9 million one year ago and $11.0 million as of December 31, 2004.
“Our third quarter results represent a new milestone in Segue’s history—we now have achieved seven straight quarters of profitable revenue growth,” said Joseph Krivickas, president and chief executive officer. “This is a result of consistent execution of our corporate strategy and continued focus on our three strategic priorities: profitable revenue growth, market-driven product innovations and selective partnerships and alliances.
“As we look to the remainder of 2005, we now expect net income applicable to common shares for the year will exceed $2.7 million, or $0.24 per diluted share, topping our previous estimate of $2.25 million, or $0.20 per diluted share. We continue to expect our 2005 revenue to grow at an annual rate equal to or exceeding the market growth rate of 8-10% projected by analysts for the overall Automated Software Quality market. Our long term goal of generating annual revenue of $50-60 million and net income before tax of $5-9 million in 2006 or 2007 remains unchanged.”
Conference Call and Webcast
As previously announced, the Company will hold a conference call today at 8:00 a.m. EDT to discuss third quarter financial results and its 2005 outlook. To access the call from within the United States, dial 1-800-247-9979. To access the call from outside the United States, dial +1-973-409-9254. The call will also be available via webcast on Segue’s Web site at http://www.segue.com on the About Segue/Investor Relations/Calendar of Events page. The Internet broadcast will be available live on Segue’s site and an archived replay will be available for one year.

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Segue Reports Revenue and Profit Growth for the Third Quarter	October 20, 2005

About Segue Software
Segue Software, Inc. (NASDAQ-CM: SEGU) is a global expert in delivering solutions to define, measure, manage and improve software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.
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Segue and the Segue logo are registered trademarks and Software Quality Optimization and SQO are trademarks of Segue Software, Inc. All other marks are the property of their respective owners.
This press release may contain forward-looking statements, such as our financial projections for 2005 and beyond. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; market acceptance of recently-introduced products (including SilkCentral Test Manager 8.0) and updated releases; the effectiveness of our additional distributors and resellers; growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
Financial Tables Follow

Segue Reports Revenue and Profit Growth for the Third Quarter	October 20, 2005

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$12,994	$11,028
Accounts receivable, net of allowances
of $303 and $281, respectively	7,302	6,421
Other current assets	1,168	1,013

Total current assets	21,464	18,462
Property and equipment, net	805	749
Goodwill, net	1,506	1,506
Other assets	486	604

Total assets	$24,261	$21,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,372	$564
Accrued compensation and benefits	1,416	1,602
Accrued lease obligations on excess space	764	1,059
Accrued expenses	845	1,134
Deferred revenue	10,530	10,524

Total current liabilities	14,927	14,883

Stockholders’ equity:
Preferred stock, par value $.01 per share;
9,000 shares authorized; 949 and 921 shares of Series B
and 605 and 570 shares of Series C preferred stock issued
and outstanding, respectively	5,090	4,726

Common stock, par value $.01 per share;
30,000 shares authorized; 10,460 and 10,195
shares issued, respectively	104	102

Additional paid-in capital	58,279	57,959
Cumulative translation adjustment	243	429
Unearned stock-based compensation	(27)	(47)
Accumulated deficit	(53,755)	(56,131)

	9,934	7,038
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	9,334	6,438

Total liabilities and stockholders’ equity	$24,261	$21,321

Segue Reports Revenue and Profit Growth for the Third Quarter	October 20, 2005

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Software	$3,936	$3,766	$11,244	$10,938
Services	5,263	4,711	15,383	13,659

Gross revenue	9,199	8,477	26,627	24,597
Less vendor consideration to a customer	(123)	(46)	(248)	(104)

Net revenue	9,076	8,431	26,379	24,493

Cost of revenue:
Cost of software	86	82	297	259
Cost of services	1,172	1,217	3,558	3,823

Total cost of revenue	1,258	1,299	3,855	4,082

Gross margin	7,818	7,132	22,524	20,411

Operating expenses:
Sales and marketing	3,906	3,478	11,182	10,439
Research and development	1,673	1,550	5,443	4,835
General and administrative	1,323	1,176	3,767	3,404

Total operating expenses	6,902	6,204	20,392	18,678

Income from operations	916	928	2,132	1,733
Other income, net	—	—	—	15
Interest income, net	76	23	190	60

Income before provision for income taxes	992	951	2,322	1,808
Provision (benefit) for income taxes	(26)	61	(54)	63

Net income	1,018	890	2,376	1,745
Preferred stock dividend-in-kind	(194)	(187)	(558)	(527)

Net income applicable to common shares	$824	$703	$1,818	$1,218

Net income per common share — Basic	$0.08	$0.07	$0.18	$0.12
Net income per common share — Diluted	$0.07	$0.07	$0.16	$0.11

Weighted average common shares outstanding — Basic	10,268	9,962	10,218	9,827
Weighted average common shares outstanding — Diluted*	11,334	10,604	11,361	10,622

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.